POWER OF ATTORNEY

	This statement confirms that I have authorized and designated Lee R. Mitau, Laura F. Bednarski and Tracy J.
Knewtson, and each of them, as my attorney-in-fact to execute and file on my behalf all Forms 3, 4 and 5
(including any amendments) that I may be required to file with the Securities and Exchange Commission as a result of my ownership of or transactions in securities of U.S. Bancorp. Their authority under Statement shall continue until I am no longer required to file Forms 4 and 5 with regard to my ownership of or transactions in securities of U.S. Bancorp, unless I revoke it earlier writing. I acknowledge that they are not assuming any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Dated:  8-29-02


				/s/John C. Dannemiller
				Signature

				John C. Dannemiller
				Printed Name